Exhibit 10.3

Dated: 8 June 2018 (1)WOLVERINE EUROPE LIMITED (2)ISABEL SORIANO CORRAL
Service Agreement

THIS AGREEMENT is made on      8 June 2018
BETWEEN
(1)WOLVERINE EUROPE LIMITED whose registered office is at King’s Place, 90 York Way, London N1 9AG (the “Company”); and
(2)ISABEL SORIANO CORRAL currently of Santiago, Chile (the “Executive”).
OPERATIVE PROVISIONS
1.DEFINITIONS AND INTERPRETATION
1.1In this Agreement the following expressions have the following meanings:

“Automatic Enrolment Laws”	the provisions of Part I of the Pensions Act 2008 and the Occupational and Personal Pension Schemes (Automatic Enrolment) Regulations 2010;
“Board”	the Board of directors of the Company from time to time (including any committee of the Board duly appointed by it);
“Commencement Date”	the date on which the Executive commences employment with the Employer;
“Confidential Information”
trade secrets or other technical or commercially sensitive information of the Company or any Group Company and its/their officers, shareholders, customers, clients or suppliers in whatever form (whether in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located and whether or not marked “confidential”, including (without limitation) such information falling within the following categories:
research and development; Employment Inventions; information relating to the business, products, affairs and finances of the Company or any Group Company; formulae and formulations; methods of treatment, processing, manufacture or production, process and production controls including quality controls; plans, strategies and tactics; suppliers and their production and delivery capabilities; identity and contact details of clients, customers and details of their particular requirements; Connections; costings, profit margins, discounts, rebates and other financial information; marketing strategies and tactics; current activities and current and future plans relating to all or any of development, production or sales including the timing of all or any such matters; the development of new products and services and/or new lines of business; production or design secrets; technical design, data or specifications of the Company’s products or services; machinery and equipment design, development and maintenance; information about employees including their particular areas of expertise and terms of employment; remuneration and benefit strategies for employees; and career path and appraisal details of employees;

providing that the foregoing shall not apply to information widely known outside of the Group or which has been publicly available or disseminated by the Group, save (in either case) through the default of the Executive;

“Connections”
work-related contacts and contact details obtained during the Executive’s employment with the Company or resulting from the performance of her duties which are retained in electronic profile pages within social networking sites such as Facebook, LinkedIn, Twitter and similar;

“Critical Person”
any employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Group Company in a senior, executive, professional, technical, marketing, distribution, sales or managerial capacity and:
(a)with whom the Executive had material contact in the course of that person’s employment, appointment or engagement during the Relevant Period; or
(b)for whose activities on behalf of the Company the Executive had direct or indirect responsibility during the Relevant Period;

“Employment Inventions”	any invention which is made wholly or partially by the Executive at any time in the course of her employment with the Company or any Group Company (whether or not during working hours or using the Company’s or any Group Company’s premises or resources and whether or not recorded in material form);
“Employment IPRs”	Intellectual Property Rights created by the Executive in the course of her employment with the Company or any Group Company (whether or not during working hours or using the Company’s or any Group Company’s premises or resources);
“ERA”	the Employment Rights Act 1996;
“Group”	the Company and every Group Company wherever registered or incorporated;
“Group Company”	the Company and its Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time (“Parent Undertaking” and “Subsidiary Undertaking” having the meanings set out in section 1162 Companies Act 2006);
“Intellectual Property Rights”	patents, rights to inventions, utility models, copyright and related rights, trademarks, trade names and domain names, rights in get up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;
“Inventions”	any invention, idea, discovery, development, improvement or innovation whether or not patentable or capable of registration and whether or not recorded in any medium;

“PAYE deductions”	deductions made to comply with or meet any liability of the Company to account for tax pursuant to regulations made under Chapter 2 of Part 11 Income Tax (Earnings and Pensions) Act 2003 and with any obligations to deduct national insurance contributions;
“Products or Services”	products or services which (i) are the same as, of the same kind as, or of a materially similar kind to, or competitive with, any products or services supplied or provided by the Company or Relevant Group Company within the Relevant Period and (ii) with the design, development, sale or supply, promotion or provision of which the Executive was directly or otherwise materially concerned or connected during the Relevant Period;
“Recognised Investment Exchange”	has the meaning give to it in section 285 of the Financial Services and Markets Act 2000;
“Relevant Customer”
any person, firm, company or organisation who or which at any time during the Relevant Period is or was:
(a)negotiating with the Company or any other Group Company for the sale or supply of products or services; or
(b)a client or customer of, or in the habit of dealing with, the Company or any other Group Company for the sale or supply of products or services, and in each case:
(i)with whom or which the Executive had material contact or dealings or about whom or which the Executive was in possession of Confidential Information during the Relevant Period in the course of her employment; and/or
(ii)with whom any employees of the Company or any other Group Company reporting to the Executive had material contact or dealings during the Relevant Period in the course of their employment;

“Relevant Group Company”	any Group Company (other than the Company) for which the Executive has performed services under this Agreement or for or in respect of which she has had operational or management responsibility at any time during the Relevant Period;
“Relevant Period”	the period of 12 months immediately before the Termination Date or (where such provision is applied) the commencement of any period of exclusion pursuant to Clause 21.2 and 21.3;

“Relevant Supplier”
any business which at any time during the Relevant Period has supplied products or services to the Company or any Relevant Group Company and:
(a)with which the Company or any Relevant Group Company has exclusive, special or favourable terms which the Company or Relevant Group Company could not easily obtain from a replacement supplier;
(b)with which the Executive had material contact or dealings or about which the Executive was in possession of Confidential Information in the Relevant Period during the course of her employment;

“Restricted Company	means any other business (whether conducted on its own or as part of a wider entity) which supplies or provides (or intends to supply or provide) Products or Services in direct or indirect competition with those parts of the business of the Company or any other Relevant Group Company in respect of which the Executive was materially engaged or involved, or for which she was responsible, or in respect of which was in possession of Confidential Information during the Relevant Period;
“Restricted Territory”
any area or territory:
(a)in which the Executive worked during the Relevant Period; and/or
(b)in relation to which the Executive was responsible for, or involved in, the supply of Products or Services in the Relevant Period;

“Termination Date”	the date on which the Executive’s employment under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination;
“WTR”	Working Time Regulations 1998.
1.2References to “clauses” are to clauses of this Agreement unless otherwise specified.
1.3Unless otherwise required words denoting the singular include the plural and vice versa.
1.4References to statutory provisions include all modifications and re-enactments of them and all subordinate legislation made under them.
1.5Clause headings are included for convenience only and do not affect its construction.
2.ENTIRE AGREEMENT
2.1This Agreement constitutes the entire agreement between the parties and supersedes any prior agreement or arrangement in respect of the employment relationship between the Company and the Executive from the Commencement Date and, in the case of the Group, the Company acts as agent for any Group Company.
2.2Neither party has entered into this Agreement in reliance upon, or shall have any remedy in respect of, any misrepresentation, representation or statement (whether made by the other party or any other person) which is not expressly set out in this Agreement.

2.3The only remedies available for any misrepresentation or breach of any representation or statement which was made prior to entry into this Agreement and which is expressly set out in this Agreement will be for breach of contract.
2.4Nothing in this Clause 2 shall be interpreted or construed as limiting or excluding the liability of either party for fraud or fraudulent misrepresentation.
2.5The Executive acknowledges, warrants and undertakes that:
2.5.1by entering into this Agreement and fulfilling her obligations under it, she is not and will not be in breach of any obligation to any third party;
2.5.2she is not prevented by any agreement, arrangement, contract, understanding, court order or otherwise, from performing his duties in accordance with the terms and conditions of this Agreement;
2.5.3she is entitled to work in the UK without any additional approvals and will notify the Company immediately if she ceases to be so entitled during this Agreement or is prevented or restricted from holding office as director or fulfilling the duties of director;
2.5.4she will at all times comply fully with the Company’s data protection policy and anti-corruption and bribery policy and related procedures;
2.5.5in the event of any claim that she is in breach of any of the above warranties, she will indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur in respect of such claim; and
2.5.6she holds all necessary third party qualifications, permissions, authorisations and/or approvals to fulfil her obligations under this Agreement and shall notify the Company immediately if she ceases to hold any such qualification, permission, authorisation or approval or becomes subject to any inquiry, investigation or proceedings that may lead to the loss of or restriction to such qualification, permission, authorisation or approval.
3.APPOINTMENT DURATION AND NOTICE
3.1The Executive is appointed as Managing Director, EMEA, reporting to the President, International Group and may, at the request of the Company, be appointed a director within the meaning of section 250 Companies Act 2006 of the Company or any Group Company. The Company has the right in its absolute discretion to change the person or persons to whom the Executive reports or on a restructuring of the Company (or part of the Company to which the Executive is assigned) to introduce additional layers of management senior to the Executive.
3.2The Executive’s continuous employment with the Company for the purposes of the ERA commences on the Commencement Date. No employment with a previous employer counts for the purposes of the ERA as part of the Executive’s period of continuous employment.
3.3The Executive’s employment will commence on the Commencement Date and will continue unless and until terminated:
3.3.1in the circumstances described in Clause 4 or 21; or
3.3.2by either party giving to the other written notice of the period specified in the Schedule.
3.4The Company reserves the right to transfer the Executive’s employment under this Agreement to another Group Company at any time at its discretion.
4.PAYMENT IN LIEU OF NOTICE
4.1Without prejudice to Clauses 4.3, 21.1,21.2 and 21.3, at its absolute discretion the Company may terminate this Agreement and the Executive’s employment with immediate effect at any time by giving her written notice and paying her basic salary at the rate applicable at the Termination Date (less PAYE deductions) in lieu of the notice periods referred to in Clause 3.3 or remainder of the notice period if at the Company’s request the Executive has worked (or been excluded pursuant to Clause 21.2 and 21.3) during part of the notice period and the Company may pay any sum in lieu of notice by instalments over the period of what would have been the period of notice to expiry, had notice been served. If the Company exercises its right to pay in lieu in instalments, the

Executive is obliged to take reasonable steps to seek suitable alternative income over the period and to disclose the gross amount of any such income to the Company. The instalment payments will be reduced by the net amount of such income.
4.2For the avoidance of doubt, if the Company exercises its right under Clause 4.1:
4.2.1the Executive’s employment will terminate on the date specified in the notice given by the Company pursuant to Clause 4.1;
4.2.2any payment in lieu of salary pursuant to this clause will not include pay in respect of bonus, commission, holiday or other benefits which would otherwise have accrued or been payable during the period to which the payment in lieu of salary relates; and
4.2.3any payment made to the Executive in accordance with Clause 4.1 will (unless the Company exercises its right to pay in lieu in instalments pursuant to Clause 4.1) be paid within 28 days following the Termination Date and is in full and final settlement of all claims which she has or may have against the Company or any Group Company or any director, employee or agent of the Company or any Group Company arising out of her employment and the termination of her employment.
4.3The Executive shall not be entitled to any payment in lieu of notice pursuant to this clause or otherwise if the Company would be entitled to terminate her employment without notice in accordance with Clause 21.
5.DUTIES
5.1The Executive will carry out such duties and functions, exercise such powers and comply with such instructions in connection with the business of the Company and the Group as the Board reasonably determines from time to time and in accordance with the general fiduciary and statutory duties required of her office and the Company’s policies and procedures concerning anti-corruption and the Bribery Act 2010.
5.2Except when prevented by illness, accident or holiday the Executive will devote the whole of her time and all of her attention and skill to the affairs of the Company and, where appropriate, the Group, and will promote, protect, develop and extend the business of the Company and the Group. She will not knowingly or deliberately do anything which is to its (or their) detriment, including having any direct or indirect involvement in discussions with any other employees of the Company or Group, head-hunters or potential employers about her leaving the employment of the Company with other employees of the Group to join a new employer as part of a team of more than one person.
5.3The Executive will, if and so long as she is so required by the Company, carry out duties for and/or act as a director, officer or employee of the Company or any Group Company and shall comply with the Articles of Association of the Company and/or Group Company (as amended from time to time). The duties attendant on any such appointment will be carried out by the Executive as if they were duties to be performed by her on behalf of the Company under this Agreement.
5.4The Executive will at all times promptly give to the Board (in writing if requested) all information, explanations and assistance that the Board may require in connection with the business or affairs of the Company and, where appropriate the Group, and her employment under this Agreement. She furthermore undertakes to disclose immediately to the Board anything of which she becomes aware or in which she becomes involved which affects adversely or may affect adversely the business, interests or reputation of the Company or any Group Company including but not limited to acts of misconduct, dishonesty, breaches of contract, fiduciary duty or company rules whether by herself or by a director or employee of the Company or any Group Company, irrespective of whether she may incriminate herself by so doing.
5.5Without prejudice to Clause 3.1 or 21.2 or 21.3 the Board may at any time require the Executive to cease performing and exercising all or any of such duties, functions or powers and/or the Board may appoint any person or persons to act jointly with the Executive to discharge her duties and functions hereunder.
5.6The Executive undertakes not to use social media in a way that breaches the terms of this Agreement or any of the Company’s policies, particularly (but not limited to) by breaching her obligations of confidentiality under Clause 18, breaching copyright, making disparaging or defamatory remarks about the Company or any Group Company or about their respective officers, employees, customers, clients or competitors or by harassing or bullying any staff members in any way. Any personal communications made by the Executive via social media shall be clearly and identifiably her own and shall not purport or appear to be representative of views held by the Company, any Group Company or any other person employed by or associated with the Company. The Executive will immediately on request by the Company withdraw, delete or amend any publication made by her on any social media or other website.
6.PLACE OF WORK
6.1The Executive will perform her duties principally at the head office of the Company and at such other place or places as the Company reasonably requires. The Executive may be required to travel both inside and outside the United Kingdom in the course of her duties but the Company will not require her, without her prior consent, to reside anywhere outside the United Kingdom for a total period of more than one month at any one time.
7.HOURS OF WORK
7.1The Executive will work the Company’s normal office hours and such other hours without additional remuneration in order to meet the requirements of the business and for the proper performance of her duties. In view of the Executive’s seniority and managerial duties and responsibilities, the Executive is regarded as a “managing executive” for the purposes of the WTR and accordingly the maximum weekly working hours provided for under the WTR do not apply to her.
8.REMUNERATION
8.1The Company will pay the Executive a salary at the rate specified in The Schedule (inclusive of any fees to which she may become entitled as a director of the Company or any Group Company) with effect from the Commencement Date (or at such higher rate as may from time to time be notified to her by the Board) which salary will accrue from day to day and be payable in arrears by equal monthly instalments on or around the 25th day of each month.
8.2The fact that the Executive’s salary may be increased in any year or years during her employment does not confer any right on the Executive to receive any increase in any subsequent year and no increase will be payable if the Executive is under notice of termination or in receipt of benefits under the Company’s permanent health insurance scheme.
8.3The Executive hereby authorises the Company to deduct from her remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all sums owed by her to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to the Executive and any deduction pursuant to Clause 14.5.
8.4The Executive hereby acknowledges that her remuneration under this clause, and any payment she might receive for loss of office, is subject to approval of the Company’s remuneration policy. For the avoidance of doubt, the Executive further agrees that she will repay any payment made to her in contravention of the Company’s remuneration policy.
8.5In the event that any term of this Agreement provides for the payment of remuneration or payment for loss of office contravenes sections 226B and 226C of the Companies Act 2006 then the Company will be entitled to vary the relevant term.
9.BONUS AND STOCK
9.1During this Agreement, at the absolute discretion of the Board, the Executive may be allowed to participate in such bonus scheme or schemes (whether short or long term) as the Company operates for executives of comparable status to incentivise performance and reward future loyalty and on such terms (including any performance targets or criteria) as the Board may determine from time to time.
9.2Without prejudice to Clause 9.1 participation in any scheme shall be subject to the following:
9.2.1payments under any such scheme for any year will not confer on the Executive any right to participate or to be paid in the following year or any subsequent years;
9.2.2any payments are conditional on the Board being reasonably satisfied with the Executive’s performance and conduct up to the date of payment;

9.2.3no payment will be made under any scheme if, on the payment date the Executive has given, or has been given, notice of termination of employment, is suspended from employment or is no longer employed by the Company;
9.2.4any such scheme is entirely discretionary in nature and is not incorporated by reference into this Agreement;
9.2.5bonus payments are non-pensionable and are subject to PAYE deductions.
9.3    The Executive may be invited to participate in such stock /restricted stock schemes as the Company may operate (“the Stock Schemes”) in accordance with their rules from time to time (“the Rules”). Any participation will be voluntary and will not constitute a contractual entitlement under this Agreement or give rise to any rights or remedies against the Company. By participating the Executive will be deemed irrevocably to have waived any such entitlement, rights or remedies. If the Executive’s employment terminates for any reason and her rights or expectations (if any) under the Stock Schemes lapse or are otherwise lost or altered pursuant to the Rules, the Executive will not be entitled to damages for wrongful dismissal or breach of contract or otherwise to any sum or other benefits to compensate her in respect of any loss under the Stock Schemes that she may suffer as a result.
10.EXPENSES
10.1The Executive will be reimbursed all out of pocket expenses wholly, exclusively and necessarily incurred by her in the performance of her duties under this Agreement on hotel, travelling, and other similar items provided that she complies with the Company’s current policy relating to expenses and produces to the Company satisfactory evidence of expenditure.
11.CAR
11.1The Employer agrees to make a payment to the Executive to the total value of £37,396.70 (valued on the Commencement Date) reported as taxable income and “grossed up” after any required deductions have been made in order that the Executive is able to purchase a car of her choice. The Executive acknowledges and agrees that in the event that she serves notice of termination of employment and/or her employment with the Employer terminates in the 2 year period after the Commencement Date (except where she is dismissed by the Employer in circumstances where none of the circumstances envisaged under clause 21.1 below apply), that this payment must be reimbursed by the Executive to the Employer within 14 days of the termination of her employment and the Executive further agrees that, in such circumstances, deductions may be made from any sum due or payable to the Executive by the Employer in respect of such reimbursement. The Executive agrees, at the Employer’s request, to execute any relevant document in order to give effect to the terms of this clause.
11.2The Employer further agrees, assuming that the Employee remains employed and is not under notice of termination of employment at the relevant anniversary date to, shortly after the third, sixth and ninth anniversary of the Commencement Date respectively, to make further individual payments to the Executive of £37,396.70 (adjusted to reflect inflation since the Commencement Date) reported as taxable income and “grossed up” after any required deductions have been made in order that the Executive is able to purchase a car of her choice on or around each such anniversary dates.
12.COMPANY BENEFITS
12.1Subject to underwriting at a reasonable cost to the Company and to the Executive satisfying the normal underwriting requirements of the relevant insurance provider during this Agreement and provided she is below state pension age, the Executive will be entitled to participate at the Company’s expense in:
12.1.1such private medical expenses insurance scheme as the Company may operate for the benefit of those persons specified in The Schedule;
12.1.2such life assurance scheme as the Company may operate;
12.1.3such permanent health insurance scheme as the Company may operate.
12.2If the relevant insurance provider of any private medical insurance or other insurance referred to in Clause 12.1 refuses for any reason to provide the applicable insurance benefit to the Executive or the Executive’s family, as applicable, the Company shall not be liable to provide to the Executive any replacement benefit of the same or similar kind or to pay compensation in lieu of such benefit.

12.3The Executive’s participation in any scheme referred to in Clause 12.1 will be subject to the rules of the relevant scheme from time to time in force and the Executive will be responsible for any tax falling due.
12.4The Employer agrees to pay the Executive the annual housing allowance specified in The Schedule subject to appropriate deductions for the purpose of living within commutable distance from the Employer’s UK head office. In the event that the Executive serves notice of termination of employment under this Agreement she will be responsible for any penalties associated with housing including but not limited to any lease termination penalties or notice periods.
12.5The Company agrees to reimburse the Executive for the cost of two business class air tickets and ground transportation per year from London to Argentina for you and your spouse as long as arrangements for such transport are made through the Company’s travel vendor under the Company’s relevant policies.
12.6The Company agrees to provide the Employee with an annual living allowance for the purpose of living within commutable distance from the Employer’s UK head office as set out in The Schedule.
12.7The Company will provide the Executive with reasonable tax support and ensure appropriate tax equalisation is put in place for the Executive through its usual provider throughout her employment with the Company.
12.8The Company will provide the Executive and her immediate family with any required immigration support and assistance throughout her employment with the Company.
12.9The Company will relocate the Executive and her immediate family to London (where she will be expected to live during her employment) under its relocation programme, details of which shall be provided to her. Benefits received under this programme are subject, in certain circumstances, to repayment, under a repayment agreement which the Executive agrees to agree to and sign separately.
12.10The Company agrees to reimburse the Executive for the cost of reasonable repatriation expenses for her and her immediate family in circumstances where the Company terminates the Employee’s employment under this Agreement except where such termination is under Clause 21.1 below.
12.11In respect of the benefits referred to at Clauses 9, 11 and 12.1 to 12.3 above, the Company expressly reserves the right to at any time withdraw, reduce or vary the Executive’s entitlement under or participation in any schemes or benefits and this Agreement is to be read as subject to this provision.
13.PENSION
13.1Subject to Clauses 13.2 and 13.3, during this Agreement the Executive is entitled to participate in such pension scheme as is notified to her by the Company from time to time.
13.2Membership of any pension scheme is subject to the trust deed and rules or the policy applying to the relevant scheme from time to time (including without limitation any powers of alteration and discontinuance) and the trust deed and rules or policy will take precedence in the event of alleged discrepancy with the terms of this Agreement. If the Executive’s rights or benefits under the relevant pension scheme are altered or discontinued, the Company will not be obliged to provide any additional or replacement scheme or pension benefits (except to the extent required by law) or to pay damages or compensation to the Executive.
13.3The Company will comply with its employer duties under the Automatic Enrolment Laws in respect of the Executive and will automatically enrol or re-enrol the Executive into a pension scheme as and when required by law. The Executive is required to notify the Company in writing if she has registered for, or is otherwise eligible for, any form of tax protection which may be lost or prejudiced as a result of her being automatically enrolled or re-enrolled into a pension scheme. The Company will have no liability to the Executive in respect of any adverse tax consequences of her automatic enrolment or re-enrolment where the Executive fails to provide such notification, or where the notification is provided less than one week prior to the Executive’s automatic enrolment or re-enrolment date.
14.HOLIDAY
14.1Subject to Clauses 14.2 to 14.4 the Executive will be entitled to the number of working days’ holiday specified in The Schedule (in addition to normal public holidays) in each holiday year to be taken at such time or times as may be approved in advance by the Board.
14.2Should the Executive be absent from work for any period of one month or more due to illness or incapacity, holiday entitlement in excess of the statutory minimum will not accrue.
14.3Subject to Clause 14.3 and 14.4, in each holiday year the Executive will be expected to take at least the holiday to which she is entitled under the WTR. The Executive is not entitled to carry forward any holiday entitlement.
14.4The Executive’s entitlement to paid holiday in the holiday year in which her employment terminates or commences will be pro rata for each completed calendar month of service in that year. The Board may require the Executive to take any accrued but untaken holiday entitlement during her notice period. Holiday entitlement in excess of the statutory minimum shall not accrue during any period of garden leave arising on the Company exercising its rights under Clause 21.2 and 21.3.
14.5Subject to Clause 14.6, where the Executive has taken more or less than her holiday entitlement in the year her employment terminates, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) her final gross pay calculated on a pro rata basis.
14.6If the Company terminates the Executive’s employment immediately by summary notice in writing pursuant to Clause 21.1 of this Agreement or if the Executive has terminated her employment in breach of this Agreement any payment due to the Executive under Clause 14.5 as a result of untaken holiday will be limited to the Executive’s statutory holiday entitlement only. Re-imbursement of excess holiday taken by the Executive shall be recoverable from the Executive in full at the rate at which it was paid to her.
15.INCAPACITY AND SICK PAY
15.1If the Executive is absent from her duties as a result of illness or injury she will notify the Company as soon as possible and complete any self-certification forms which are required by the Company. If the incapacity continues for a period of seven days or more she will produce to the Company a medical certificate to cover the duration of such absence.
15.2Sick pay is paid entirely at the discretion of the Company and in accordance with the Company’s sick pay policy from time to time.
15.3Without prejudice to the Company’s right to terminate this Agreement pursuant to Clause 21.1 the Company reserves the right to terminate this Agreement notwithstanding any right the Executive might have to participate in any permanent health insurance scheme or to receive sick pay or other benefits.
15.4Whether or not the Executive is absent by reason of sickness, injury or other incapacity the Executive will, at the request of the Board, agree to have a medical examination performed by a doctor appointed and paid for by the Company and the Executive hereby authorises the Board to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the Board may from time to time require. Any sick pay paid in excess of statutory sick pay will be conditional on the Executive complying with the terms of this clause.
16.CONFLICT OF INTEREST
16.1The Executive will disclose promptly to the Board in writing all her interests in any business other than that of the Company and the Group and any interests of her spouse, partner or children to the extent these might in the reasonable view of the Company compete or interfere with the performance of her duties and will notify the Board immediately of any change in her external interests.
16.2Except with the written consent of the Board (such consent not to be unreasonably withheld) the Executive will not during her employment under this Agreement be directly or indirectly engaged, concerned or interested whether as principal, servant or agent (on her own behalf or on behalf of or in association with any other person) in any other trade, business or occupation other than the business of the Company or any Group Company. This clause will not prevent the Executive from being interested, for investment purposes only, as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a Recognised Investment Exchange and which do not represent more than 4% of the total share or loan capital from time to time in issue in such company. For the avoidance of doubt, the Executive’s current 50% shareholding in a business operated by her spouse and any shareholding in any similar business set up by her spouse is excluded from this clause assuming that such shareholding does not conflict with her duties with the Company.
16.3During her employment with the Company, the Executive will not obtain or seek to obtain, or permit any other person to obtain or seek to obtain, any financial or other competitive advantage (direct or indirect) from the disclosure, downloading, uploading, copying, transmittal, removal or destruction of information acquired by her in the course of her employment, whether or not that information is Confidential Information (as defined).
16.4During the term of this Agreement the Executive shall not make (other than for the benefit of the Company or any Group Company) any statement or record in whatsoever medium relating to any matter within the scope of the business of the Company or any Group Company or use such record or allow it/them to be used other than for the benefit of the Company or any Group Company.
16.5During her employment the Executive is likely to operate LinkedIn, which help to promote her skills and reputation as an employee of the Company for and on behalf of the Company. The Executive undertakes for the duration of her employment to operate such accounts in a professional manner and in a manner which does not conflict with her duties with the Company.
17.RESTRICTIVE COVENANTS
17.1It is hereby agreed, acknowledged and understood that:-
17.1.1these covenants are agreed with the Company acting on its own behalf and for and on behalf of any and all other Relevant Group Companies;
17.1.2the Company shall be at liberty to enforce these covenants on its own behalf and/or for and on behalf of any other Relevant Group Company (whether in respect of actual or anticipated damage to itself or to any other Relevant Group Company);
17.1.3damages are unlikely to be an adequate remedy for a breach of these restrictive covenants and (without prejudice to the Company’s right to seek damages) injunctive relief will be an appropriate and necessary remedy in the event of an actual or anticipated breach of these restrictions;
17.1.4the Company shall be at liberty to seek and recover damages occasioned as a result of a breach of these restrictive covenants, whether in respect of losses that are suffered by itself and/or by any other Relevant Group Company (and in the event that the Company recovers damages for losses suffered by any other Relevant Group Company, it shall account to that Group Company for any such damages);
17.1.5at the request of the Company the Executive will enter into a direct agreement or undertaking with any other Group Company whereby she will accept restrictions and provisions corresponding to the restrictions and provisions in this Clause 17 and in Clause 18 (or such of them as may be appropriate in the circumstances).
17.2The Executive will not without the prior written consent of the Company or, where appropriate, Relevant Group Company directly or indirectly and whether alone or in conjunction with or on behalf of any other person and whether as a principal, director, employee, agent, consultant, partner or otherwise:
17.2.1for a period of 12 months from the Termination Date induce, solicit, or entice away (or endeavour to induce, solicit or entice away) from the Company or any Relevant Group Company a Critical Person, whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any other Group Company;
17.2.2for a period of 6 months from the Termination Date so as to compete (or to compete in the future) with the Company or any Relevant Group Company:
17.2.2.1induce, solicit or entice away (or endeavour to induce, solicit or entice away) from the Company any Relevant Customer for the supply or provision of the Products or Services;
17.2.2.2supply or provide any Products or Services to any Relevant Customer (or endeavour to do so);

17.2.2.3do or attempt to do anything which causes or may cause a Relevant Customer to cease or reduce materially its orders or contracts or intended orders or contracts with the Company or Relevant Group Company or alter its terms of business with and to the detriment of the Company and/or Relevant Group Company;
17.2.2.4do or attempt to do anything which causes or may cause any Relevant Supplier or potential Relevant Supplier to cease, alter or reduce materially its supplies to the Company or any Relevant Group Company or alter its terms of business with and to the detriment of the Company and/or Relevant Group Company;
17.2.2.5in connection with any business in, or proposing to be in, competition with the Company, or any other Group Company employ, engage or appoint or in any way cause to be employed, engaged or appointed a Critical Person, whether or not such person would commit any breach of his or her contract of employment or engagement by leaving the service of the Company or any other Group Company;
17.2.2.6become employed, engaged, concerned or interested in the same department, group or business area of any business which has at the same time as or in conjunction with or prior to the employment, appointment or engagement of the Executive, employed, appointed or engaged in that department, group or business area a Critical Person for the purposes of competing, or preparing to compete with the Company or any Relevant Group Company for the purposes of supplying or providing, or preparing to supply or provide, Products or Services;
17.2.2.7be employed, engaged, concerned or interested in or provide technical, commercial or professional advice to, any Relevant Customer (save as provided for under Clause 17.3 below and provided always that nothing in this restriction shall prevent (i) employment, engagement, concern or interest in a role wholly unrelated to the Products or Services, or (ii) the provision of technical, commercial or professional advice in respect of matters wholly unrelated to the Products or Services;
17.2.3    within the Restricted Territory for a period of 6 months from the Termination Date be employed, engaged, concerned or interested in or provide technical, commercial or professional advice to any other business (whether conducted on its own or as part of a wider entity) which supplies or provides (or intends to supply or provide) the or Services in direct or indirect competition with those parts of the business of the Company or any Relevant Group Company in respect of which the Executive was materially engaged or involved, or for which she was responsible, or in respect of which she was in possession of Confidential Information during the Relevant Period.
17.2.4 use or seek to register, in connection with any business, any name, internet domain name (URL), social media account or other device which includes the name or device of the Company or any Group Company, any identical or similar sign or any sign or name previously used by the Company or any Group Company or at any time after the Termination Date represent herself as connected with the Company or any Group Company in any capacity.
17.3None of the restrictions set out in Clause 17.2 shall apply to prevent the Executive from being interested, for investment purposes only, in any business, whether as a member, debenture holder or beneficial owner of any stock, shares or debentures listed or dealt in on a Recognised Investment Exchange and which do not represent more than 4% of the total share or loan capital from time to time in issue in such company.
17.4Whilst the restrictions in this Clause 17 (on which the Executive hereby acknowledges she has had an opportunity to take independent legal advice are regarded by the parties as fair and reasonable, each of the restrictions in this Clause 17 is intended to be separate and severable. If any restriction is held to be void but would be valid if part of the wording (including in particular, but without limitation, the definitions contained in Clause 1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid or effective.
17.5The parties agree that the periods referred to in Clause 17.2.1 will be reduced by one day for every day during which at the Company’s direction and pursuant to Clause 21.2 and 21.3 below the Executive has been excluded from the Company’s premises and/or has been required not to carry out any duties or to carry out duties other than her normal duties.
17.6The parties further agree that in the event of breach by the Executive of any of the provisions in this Clause 17 the Company will be entitled by written notice to extend the period during which the breached provisions apply by an equivalent period to that during which the breach or breaches have continued, such additional period to commence on the date on which the said period would have otherwise expired. The Executive hereby agrees that if the Company so extends the period of any such restriction, this will not prejudice the right of the Company to apply to the Courts for injunctive relief in order to compel her to comply with the provisions of this clause and/or damages, as the case may be.
17.7The Company has entered into this Agreement as agent for and trustee of each Relevant Group Company and each Group Company respectively.
17.8If the Executive applies for or is offered a new employment, appointment or engagement, before entering into any contract the Executive will bring the terms of this Clause 17 and Clauses 3, 4, 18, 19 and 21.2 and 21.3 to the attention of a third party proposing directly or indirectly to employ, appoint or engage her.
18.CONFIDENTIALITY
18.1The Executive acknowledges that in the course of her employment she will be exposed and have access to Confidential Information. The Executive has therefore agreed to accept the restrictions set out in this Clause 18.
18.2The Executive will not either during her employment (including without limitation any period of absence or of exclusion pursuant to Clause 21.2 and 21.3) or after its termination (without limit in time) disclose, make use of, or encourage or permit the use of any Confidential Information for any purposes other than those of the Company and for the benefit of the Company or any Group Company and shall take all reasonable steps to prevent the publication or disclosure of any Confidential Information.
18.3All documents, manuals, hardware and software provided by the Company or any Group Company for the Executive’s use and any data or documents (including copies) produced, maintained or stored on the Company’s computer systems or other electronic equipment (including mobile telephones or devices) remain the property of the Company or Group Company, as applicable.
18.4The restrictions contained in this clause do not apply to:
18.4.1any disclosure authorised by the Board or required in the ordinary and proper course of the Executive’s employment or required by the order of a court of competent jurisdiction or by an appropriate regulatory authority or as otherwise required by law;
18.4.2any information which the Executive can demonstrate was known to the Executive prior to the commencement of the Executive’s employment by the Company or is in the public domain otherwise than as a result of a breach by her of this clause or any other duties and obligations owed to the Company or any Group Company; or
18.4.3any protected disclosure made by the Executive within the meaning of Part IV A of the ERA and/or any policy on disclosure operated by the Company from time to time.
19.INTELLECTUAL PROPERTY RIGHTS
19.1The Executive acknowledges that all Employment IPRs, Employment Inventions and all materials embodying them will automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company or any Relevant Group Company automatically the Executive holds them on trust for the Company or Relevant Group Company.
19.2To the extent that legal title in any other Intellectual Property Rights or Inventions does not vest in the Company or Relevant Group Company by virtue of Clause 19.1, the Executive hereby agrees immediately upon creation of such rights and inventions to offer to the Company or Relevant Group Company in writing a right of first refusal to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company or Relevant Group Company receiving the offer, the Company or Relevant Group Company will refer the dispute to an arbitrator who will be appointed by the President of Chartered Institute of Patent Attorneys. The

arbitrator’s decisions will be final and binding on the parties and the costs of arbitration will be borne equally by the parties. The Executive agrees to keep such Intellectual Property Rights and Inventions offered to the Company or any Relevant Group Company under this Clause 19.2 confidential until such time as the Company or Relevant Group Company has agreed in writing that the Executive may offer them for sale to a third party.
19.3The Executive agrees:
19.3.1to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of the Company or any Group Company promptly on their creation;
19.3.2at the Company’s request or that of any Group Company and in any event on the termination of her employment to give to the Company or any Relevant Group Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;
19.3.3not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company or any Relevant Group Company; and
19.3.4to keep confidential each Employment Invention unless the Company or any Relevant Group Company has consented in writing to its disclosure by the Executive.
19.4The Executive waives all her present and future moral rights which arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs and agrees not to support, maintain nor permit any claim for infringement of moral rights in such copyright works.
19.5The Executive acknowledges that, except as provided by law, no further remuneration or compensation other than that provided for in this Agreement is or may become due to the Executive in respect of her compliance with this clause. This clause is without prejudice to the Executive’s rights under the Patents Act 1977.
19.6The Executive undertakes to execute all documents and do all acts both during and after her employment by the Company or any Group Company as may in the opinion of the Company be necessary or desirable to vest the Employment IPRs in the Company or any Relevant Group Company, to register them in the name of the Company or any Relevant Group Company where appropriate throughout the world and for the full term of those rights and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse or procure the reimbursement of the Executive’s reasonable expenses of complying with this Clause 19.6.
19.7The Executive agrees to give all necessary assistance to the Company or any Group Company at the Company’s or any Relevant Group Company’s reasonable expense to enable it/them to enforce its/their Intellectual Property Rights against third parties and to defend claims for infringement of third party Intellectual Property Rights.
19.8The Executive irrevocably appoints the Company to be her attorney in her name and on her behalf to execute documents, use her name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. A certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this Agreement shall be conclusive evidence that such is the case so far as any third party is concerned.
20.RETURN OF COMPANY PROPERTY
20.1On request by the Company and in any event on termination of her employment or on commencement of any period of exclusion pursuant to Clause 21.2 and 21.3 the Executive will:
20.1.1deliver up immediately to the Company all property (including but not limited to documents and software, credit cards, mobile telephone, computer equipment, facsimile machine, social media passwords used in accordance with Clause 16.5, keys and security passes and any Confidential Information) belonging to it or any Group Company in the Executive’s possession or under her control, at the Company’s discretion being required to provide evidence of having done so. Documents and software include (but are not limited to)

correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. The Executive’s obligations under this clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software, and any data stored on external sites such as contacts on social media;
20.1.2provide a signed statement confirming her compliance with this Clause 20;
20.1.3transfer without payment to the Company or as it may direct any shares or other securities held by her in the Company or any Group Company as trustee and deliver to the Company the related certificates, and the Executive hereby irrevocably authorises the Company to appoint a person or persons to execute all necessary transfer forms and other documentation on her behalf in connection with the above.
20.2The obligations set out in Clause 20.1 shall not be affected by the fact that any document or software covered by this clause may include information or data personal to the Executive or may be held on mobile devices belonging personally to the Executive where such devices are used by her to any extent in respect of her work. In such circumstances it shall be the responsibility of the Executive when returning such property to bring such issues to the attention of the Company which shall then make arrangements for the proper and lawful disposal of such information or data.
21.TERMINATION AND GARDEN LEAVE
21.1Without prejudice to any other rights the Company or any Group Company may have, the Company may terminate the Executive’s employment immediately by summary notice in writing or may accept any breach of this Agreement by the Executive as having brought this Agreement to an end (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this clause) if she:
21.1.1commits, repeats or continues any material breach of this Agreement or her obligations under it including any material or persistent breach of her fiduciary duties or any provision of the Companies Act 2006 or similar legislation or any regulation made thereunder;
21.1.2in the performance of her duties under this Agreement or otherwise commits any act of gross misconduct or serious/gross incompetence or negligence including any deliberate act of discrimination, harassment or victimisation on the grounds of race, sex, disability, sexual orientation, marital status (including civil partnership), pregnancy or maternity, gender reassignment, religion/religious belief or age;
21.1.3acts in a manner which prejudices or is likely in the reasonable opinion of the Board to prejudice the interests or reputation of the Executive, the Company or any Group Company;
21.1.4commits any material breach of the Company’s Code of Conduct in force from time to time;
21.1.5has committed/is charged with/is convicted of any criminal offence other than an offence which does not in the reasonable opinion of the Board affect her position under this Agreement other than any offence under any road traffic legislation in the UK or elsewhere for which a fine or non-custodial sentence is imposed;
21.1.6is declared bankrupt or enters into or makes any arrangement or composition with or for the benefit of her creditors generally;
21.1.7is prohibited by law from being a director of a company or ceases to be a director of the Company or any Group Company without the prior consent or agreement of the Board;
21.1.8is removed as a director of the Company or any Group Company by the Board for a reason related to her misconduct;
21.1.9is in breach of any of the warranties set out at Clause 2.5 of this Agreement, regardless of whether criminal or other sanctions are imposed where relevant;

21.1.10breaches of the Company’s Data Protection Policy or similar, Clause 5.6 of this Agreement, the Company’s policies and procedures dealing with use of Internet, e mail and/or Social Media or otherwise makes use social media in a way which is likely to prejudice the reputation of the Company, or any Group Company or its/their employees, customers or clients;
21.1.11becomes incapacitated from performing all or any of her duties under this Agreement by illness or injury (physical or mental) for a period exceeding (in total) 26 weeks (or such longer period as the Company may agree) in any rolling period of 12 months whether or not the Executive’s entitlement to sick pay has been exhausted and whether or not the Executive has any actual or anticipated benefit of any permanent health insurance or
21.1.12ceases to hold, for a reason under her control, any necessary qualification, permission, approval or authorisation to carry out her duties and obligations under this Agreement and/or is in breach of the rules and regulations and/or compliance manuals and codes of practice of any relevant regulatory body.
21.2Without prejudice to Clause 4.1, after notice of termination has been given by either party, or if the Executive seeks to or indicates an intention to resign as a director of the Company or any Group Company or terminate her employment without notice, provided that the Executive continues to be paid and enjoys her contractual benefits until her employment terminates in accordance with the terms of this Agreement, the Board may in its absolute discretion without breaching the terms of this Agreement or giving rise to any claim against the Company or any Group Company for all or part of the notice period required to be given by it:
21.3exclude the Executive from the premises of the Company and/or any Group Company;
21.3.1require her to carry out specified duties for the Company or any Group Company or to carry out no duties;
21.3.2announce to employees, suppliers and customers and to a regulatory information service that she has been given notice of termination or has indicated an intention to resign (as the case may be);
21.3.3instruct the Executive not to directly or indirectly communicate with suppliers, customers, distributors officers, employees, shareholders, agents or representatives of the Company or any Group Company;
21.3.4cease to give the Executive access to its computer systems or social media.
21.4For the avoidance of doubt, the Executive’s duties and obligations under Clauses 5, 16, 17, 18 and 19 and those to be implied into this Agreement at common law continue to apply during any period of exclusion pursuant to this clause.
21.5During any period of exclusion pursuant to Clause 21.2 and 21.3 the Executive will not be entitled to accrue or receive any bonus/ profit share/ performance related pay/LTIPs/share and stock awards or holiday other than her entitlement under the WTR referred to in Clause 13. Any untaken holiday entitlement accrued or likely to accrue up to the Termination Date should be taken during the period of exclusion. The Executive agrees to notify the Company of any day or days during the exclusion period when she will be unavailable due to holiday and will endeavour to agree convenient holiday dates in advance with the Board.
21.6Before and after termination of the Executive’s employment, the Executive will provide the Company and/or any Group Company or its or their agents with any assistance it or they may request in connection with any proceedings or possible proceedings, including any internal investigation or administrative, regulatory or judicial investigation, inquiry or proceedings, in which the Company and/or Group Company is or may be involved. The Company will reimburse the Executive for her reasonable expenses incurred in fulfilling her obligations under this clause. However, she shall not be entitled to any other payment or remuneration in consideration of her assistance.
21.7Before and after termination of the Executive’s employment, the Executive will provide the Company and/or any Group Company or its or their agents with any assistance it or they may request to ensure any Social Media operated by the Executive on behalf of the Company is surrendered by her and passed to the control of a person nominated by the Company, including disclosure of password or other protections, where applicable.
21.8Immediately following termination of her employment, the Executive shall delete all Connections and, having done so, amend her profiles on any social media accounts to show that she is no longer employed by the Company, providing appropriate proof of having done so to the Company.
22.DUTY TO NOTIFY OF NEW EMPLOYMENT
22.1In order to enable the Company to protect its legitimate interests and to enforce its rights under this Agreement, the Executive agrees that during her employment she will notify the Company in writing of the identity of any prospective employer or business in which she wishes to be employed, engaged, concerned or interested or to which she wishes to provide technical, commercial or professional advice prior to accepting such employment and of the date on which she proposes to start her employment, engagement, concern, interest or the provision of advice.
22.2If the Executive applies for or is offered a new employment, appointment or engagement, before entering into any related contract she will bring the terms of Clauses 3, 4, 17, 18, 19 and 21.2 and 21.3 to the attention of a third party proposing directly or indirectly to employ, appoint or engage her.
22.3The Company shall be entitled to disclose the terms of this Agreement to any third party with or by whom the Executive is employed, engaged or otherwise interested or connected (as is appropriate) in order to protect the interests of the Company and/or any Group Company.
23.RESIGNATION AS DIRECTOR
23.1The Executive will on termination of her employment for any reason, or on commencement of any period of exclusion pursuant to Clause 21.2 at the request of the Board, give notice resigning immediately without claim for compensation (but without prejudice to any claim she may have for damages for breach of this Agreement):
23.2as a director of the Company and of any Group Company; and
23.3all trusteeships held by her of any pension scheme or other trusts established by the Company or any Group Company or any other company with which the Executive has had dealings as a consequence of her employment with the Company.
23.4If notice pursuant to Clause 23.1 is not received by the relevant company within seven days of the Termination Date or a request by the Board, the Company (or such Group Company as may be applicable) is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on the Executive’s behalf.
23.5Except with the prior written agreement of the Board, the Executive will not during her employment under this Agreement resign her office as a director of the Company or any Group Company or fail to offer herself for re-election in accordance with the Articles of Association of the Company.
24.RIGHTS FOLLOWING TERMINATION
24.1The termination of the Executive’s employment under this Agreement will not affect any of the provisions of this Agreement which expressly operate or lawfully have effect after termination and will not prejudice any right of action already accrued to either party in respect of any breach of any terms of this Agreement by the other party (except in the case of termination by the Company pursuant to Clause 4.1 in which case Clause 4.1 will prevail in favour of the Company and the Group).
25.DISCIPLINARY AND GRIEVANCE PROCEDURES
25.1The Company’s disciplinary and grievance procedures are available from the Company Secretary/Human Resources Department/posted on the intranet. The spirit and principles of these procedures apply to the Executive suitably adapted to reflect her seniority and status but these procedures are not incorporated by reference in this Agreement and therefore do not form any part of the Executive’s contract of employment.
25.2The Executive has been provided with a copy of the Company’s Code of Conduct which she agrees to acknowledge that he has read and signed.
26.THIRD PARTY RIGHTS
26.1Except as expressly provided in this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

27.DATA PROTECTION
27.1During the course of her employment, the Executive understands that the Company will need to hold, access or process her personal data. The Company will do so in accordance with its privacy notice a copy of which has been provided to the Executive. The Executive is required to sign and date the privacy notice and return it to the Company.
27.2The Executive will familiarise herself with and at all times adhere to the Company’s Data Protection Policy or similar policy. The Executive undertakes to take all reasonable steps to ensure that any Company information or personal data of any person which he accesses, holds or processes (including information regarding any Group Company) will not be available or disclosed to third parties and will be kept securely by her, particularly if such information is accessed by or accessible to her via a mobile device, such as a laptop, pda or mobile telephone. The Executive agrees and understands that a failure by her to meet the obligations of this clause may lead to disciplinary action up to and including dismissal in accordance with Clause 21.1.
27.3The Executive acknowledges furthermore undertakes to immediately notify the Company if she becomes aware of any unauthorised disclosures of any confidential information relating or belonging to the Company or any Group Company or of personal data or any other breaches of the Company’s Data Protection Policy.
27.4In order to carry out its legal obligations as an employer including ensuring compliance with its policies and procedures dealing with use of its IT systems, internet, e-mail and/or Social Media the Company may wish to monitor any use the Executive makes of its telecommunications or computer systems. Monitoring will only be carried out to the extent permitted or as required by law and as necessary and justifiable for business purposes.
28.NOTICES
28.1Any notice or other form of communication given under or in connection with this Agreement will be in writing in the English language and be handed personally to the Executive or sent to the Company’s registered office or to the Executive’s place of residence in the UK (as applicable), the latter being satisfied where:
28.1.1Sent to that party’s address by pre-paid first class post or mail delivery service; or
28.1.2Delivered to or left at that party’s address.
28.2Any notice or communication given in accordance with Clause 28.1.1 will be deemed to have been served 48 hours after posting but where it is given in accordance with Clause 28.1.2 it is given at the time the notice or communication is delivered to or left at that party’s address.
28.3To prove service of a notice or communication it will be sufficient to prove that the provisions of Clause 28.1 were complied with.
28.4For the avoidance of doubt, notice of directors’ meetings may be given in any manner permitted by the Company’s Articles of Association and if sent to the Executive by e-mail (to the Executive’s usual e-mail address), provided it is properly addressed, the notice shall be deemed received by the Executive immediately after it was sent.
29.MISCELLANEOUS
29.1This Agreement will be governed by and interpreted in accordance with the law of England and Wales.
29.2The courts of England and Wales have exclusive jurisdiction to determine any dispute arising out of or in connection with this Agreement.
29.3Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.
29.4There are no collective agreements which directly affect the Executive’s terms and conditions of employment.
THIS DOCUMENT is executed as a deed and delivered on the date stated at the beginning of this Deed.

THE SCHEDULE
Individual Terms
1.Notice Period – Clause 3.3
Notice from the Company to the Executive – not less than 9 calendar months’
Notice from the Executive to the Company – not less than 6 calendar months’
2.Salary – Clause 8.1
£314,184 per annum subject to required deductions. In the event that GBP loses its value by more than 10% as compared to its value at the Commencement Date the company agrees to discuss with the Executive possible strategies to overcome and mitigate the effect that such loss of value has on the Executive
In the event that the Executive’s employment is transferred out of the UK at any time and her salary is therefore converted to any other currency, her salary would be based on a GBP to USD exchange rate of 1:1.33679 before conversion was applied to any relevant local currency.
3.Private Medical Insurance – Clause 12.1.1
The Executive, her spouse/partner and all dependent children under the age of 18.
4.Housing Allowance – Clause 12.4
£71,066, reported as taxable income and “grossed” up to account for required deductions
5.Living Allowance – Clause 12.6
£29,922, reported as taxable income and “grossed” up to account for required deductions
6.Holiday – Clause 14.1
Holiday year is 1 January to 31 December. Entitlement is 23 days per annum exclusive of public holidays.

EXECUTED as a deed by    )
WOLVERINE EUROPE LIMITED    )
acting by one director in the presence of:    )

/s/ Jennifer J Miller	Secretary
Witness signature:
Name:
Address:
Occupation:

SIGNED as a deed by    )
ISABEL SORIANO CORRAL    )
in the presence of:    )

/s/ Isabel Soriano Corral
Witness signature:
Name:
Address:
Occupation:

P-ENG-EMP-SERVICE-03    22